UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Date of Report (Date of earliest event reported): April 14, 2015

NTN BUZZTIME, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-11460	31-1103425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2231 Rutherford Rd, Suite 200
Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 438-7400

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 14, 2015, we entered into a loan and security agreement with East West Bank, or the lender, pursuant to which we may request advances in an aggregate outstanding amount at any time up to the lesser of $7,500,000, which we refer to as the revolving line, or an amount equal to our borrowing base, in each case, less the aggregate outstanding principal amount of prior advances. So long as there is no event of default, we may make a one-time request to increase the revolving line by up to $2,500,000, which the lender may accept or decline. All advances are due on April 14, 2018. Our borrowing base is, as of the date of determination, an amount equal to the product of: (a) the average monthly recurring revenue for the immediately preceding three months; times (b) one plus our average churn rate for the immediately preceding three months (not to exceed zero); times (c) 300%. Our churn rate, with respect to any month, is the quotient of our monthly net revenue change calculated with respect to such month, divided by our monthly revenue from subscriptions for the month.

We will use the proceeds received under this credit facility to pay down existing indebtedness, to fund strategic growth initiatives and as general working capital.

Advances will bear interest, at our option, at the rate of either (A) a variable rate per annum equal to the prime rate as set forth in The Wall Street Journal plus 1.25% or (B) at a fixed rate per annum equal to the LIBOR Rate for the interest period for the advance plus 4.00%. Advances that we elect to bear interest at the rate described in clause (a) and (b) are referred to, respectively, as “Prime Rate Loans” and “LIBOR Loans.” Interest on each Prime Rate Loan is due on the last calendar day of each month, commencing on April 30, 2015. Interest on each LIBOR Loan is due on the last day of each interest period (1, 2, 3 or 6 months) applicable to such LIBOR Loan, unless the interest period is greater than 3 months, in which case, interest is payable at 3 month intervals after the commencement of the applicable interest period and on the last day of such interest period.

Pursuant to the loan and security agreement, we granted and pledged to the lender a first-priority security interest in all our existing and future personal property. In addition, we are required to achieve minimum quarterly earnings before interest, taxes, depreciation and amortization, or EBITDA, thresholds specified in the loan and security agreement, and monthly and trailing three month churn rate thresholds. The loan and security agreement also includes customary affirmative and negative covenants such as good standing compliance, financial reporting compliance, timely payments thereunder, timely payment of taxes, insurance coverage compliance, unpermitted indebtedness, material mergers or acquisitions, distributions and dividends, and investments. In the event of default, the lender may exercise customary remedies, including, among other things, declaring all obligations due and payable immediately.

On the closing date of the loan and security agreement, we paid $37,500 to the lender as a facility fee. An additional facility fee (equal to the product of (x) 0.50% of the increase in the revolving line times (y) the quotient of the number of days remaining between the effective date of such increase and April 14, 2018, divided by 1,095) will be due if the revolving line is increased pursuant to our request.

We will also pay an unused line fee equal to 0.50% per year on the difference between the amount of the revolving line as in effect from time to time and the average monthly balance in each month, which will be payable monthly in arrears. The average monthly balance is calculated by adding the ending outstanding balance under the revolving line for each day in the month divided by the number of days in the month.

We issued a press release announcing our entry into the loan and security agreement, a copy of which is filed as Exhibit 99.1 and is hereby incorporated by reference in its entirety.

The foregoing summary description of the loan and security agreement does not purport to be complete and is qualified in its entirety by reference to the loan and security agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

See Item 1.01 above, which is incorporated herein by reference.

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Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

We appointed Robert Cooney, currently our chief operating officer, as our chief product officer effective April 15, 2015. In his new role, Mr. Cooney will no longer perform the functions of our principal operating officer, which will be performed by Allen Wolff, our chief financial officer, effective April 15, 2015.  Mr. Cooney’s annual base salary will remain unchanged at $225,000. Due to his appointment to his new role, the terms of Mr. Cooney’s chief operating officer employment offer letter, dated January 10, 2014, a copy of which was an exhibit to our quarterly report on Form 10-Q filed with the Securities and Exchange Commission, or SEC, on May 15, 2014, will be superseded and replaced by his chief product officer employment letter, a copy of which is filed as Exhibit 10.2 hereto.

We did not enter into any plan, contract or arrangement with Mr. Wolff in connection with him assuming the role of our principal operating officer, and the terms of his employment continue to be governed by the terms of his offer letter dated December 16, 2014, a copy of which was an exhibit to our annual report on 10-K filed with the SEC on March 27, 2015. The information regarding Mr. Wolff required by Items 401(b), (d) and (e) and Item 404(a) of Regulation S-K was previously reported in our current report on Form 8-K filed with the SEC on December 19, 2014.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Loan and Security Agreement by and between East West Bank and NTN Buzztime, Inc. dated April 14, 2015.

10.2	Chief Product Officer Employment Offer Letter by and between NTN Buzztime, Inc. and Robert Cooney.

99.1	Press Release of NTN Buzztime, Inc. dated April 16, 2015 (announcement of Loan and Security Agreement dated April 14, 2015 by and between East West Bank and NTN Buzztime, Inc.)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NTN BUZZTIME, INC.

Date: April 16, 2015	By:	/s/ Allen Wolff
Allen Wolff
Chief Financial Officer

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